Exhibit 99.2

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL ADOPTS STOCK REPURCHASE PLAN

St. Louis, November 1, 2004 – Enterprise Financial Services Corp (OTCBB: EFSC), the parent company of Enterprise Bank and Trust, announced today that its Board of Directors has authorized the Company to repurchase up to 500,000 shares (approximately 5.14%) of the Company’s outstanding common stock.

“The Company may make these common stock repurchases from time to time in the open market or in private transactions, depending on market conditions, over the next twelve months,” said Kevin Eichner, President and CEO of Enterprise Financial. “This is part of a broader effort to further increase liquidity and returns for our existing shareholders and to raise our company profile in the institutional investment community.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.